Exhibit (b)(1)

DATED 25 APRIL 2007
FACILITY AGREEMENT
for
TOM GROUP LIMITED
arranged by
DBS BANK LTD.
and
THE HONGKONG AND SHANGHAI
BANKING CORPORATION LIMITED
and provided by
THE FINANCIAL INSTITUTIONS
listed in Schedule 1 as Lenders
with
DBS BANK LTD., HONG KONG BRANCH
acting as Agent

FACILITY AGREEMENT
for US$230,000,000 (or HK$ equivalent)

- i -

- ii -

THIS AGREEMENT is dated 25 April 2007 and made between:
(1)	TOM GROUP LIMITED as borrower (the “Borrower”);

(2)	DBS BANK LTD. (an “Arranger”);

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (an “Arranger” and together with the other Arranger, the “Arrangers”)

(4)	THE FINANCIAL INSTITUTIONS listed in of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and

(5)	DBS BANK LTD., HONG KONG BRANCH as agent of the Finance Parties (other than itself) (the “Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the Base Currency with Hong Kong Dollars in the Hong Kong foreign exchange market at or about 11:00 a.m. (Hong Kong time) on the relevant day.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Facility Termination Date.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means US Dollars.
“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is two Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment of the Loan.
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of its participation in the principal amount of a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of the Loan or that Unpaid Sum so received or recovered been paid on the last day of that Interest Period;
exceeds:
(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to its participation in the principal amount of that Loan or that Unpaid Sum so received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, (in relation to any day for payment of US Dollars) New York City and (in relation to any determination of interest for loans denominated in US Dollars) London.
“Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under Clause 22 (Changes to the Lenders); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate delivered pursuant to and in accordance with Clause 18.2 (Compliance Certificate) in form and substance satisfactory to the Agent.
“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower or its Principal Subsidiaries conducted on or from the properties owned or used by the Borrower or its Principal Subsidiaries.
“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Facility Termination Date” means the date falling 11 Months after the date of this Agreement.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).
“Final Maturity Date” means the date falling 12 Months after the date of this Agreement.
“Finance Document” means this Agreement, any Fee Letter, the Letters of Comfort and any other document designated as such by the Agent and the Borrower.
“Finance Party” means the Agent, an Arranger or a Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into to benefit from (and for the avoidance of doubt, excluding any derivative transaction to hedge against exposure to) fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“GAAP” means generally accepted accounting principles in Hong Kong.
“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).
“Group” means the Borrower and its Subsidiaries for the time being.
“HIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Hong Kong dollars for the Interest Period of that Loan) the arithmetic mean (rounded upwards to four decimal places if such mean is not already such a multiple) of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Hong Kong interbank market, as of the Specified Time on the Quotation Day for which an interest rate is to be determined for the offering of deposits in Hong Kong dollars and for a period comparable to the Interest Period for that Loan.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
“Intellectual Property” means any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Letters of Comfort” means the letters of comfort relating to this Agreement from each of the Sponsors to the Arrangers dated on or about the date of this Agreement.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean (rounded upwards to four decimal places if such mean is not already such a multiple) of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for which an interest rate is to be determined for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3% or more of all the Loans then outstanding.
“Margin” means 1 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or condition (financial or otherwise) of the Borrower and its Principal Subsidiaries taken as a whole; (b) the ability of the Borrower to perform its obligations under the Finance Documents; or (c) the validity, legality or enforceability of this Agreement or the rights or remedies of any Finance Party under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Optional Currency” means Hong Kong Dollars.
“Original Financial Statements” means in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2006.
“Party” means a party to this Agreement.
“Permitted Financial Indebtedness” means Financial Indebtedness:
(a)	arising under any of the Finance Documents;

(b)	any derivative or swap transaction not prohibited by the terms of Clause 20.16 (No derivative contracts)

(c)	of the sort referred to but not prohibited under the terms of Clauses 20.14 (Loans and Guarantees — Group) and 20.15 (Loans and Guarantees — third parties);

(d)	of any person acquired the Borrower or its Principal Subsidiaries after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(e)	under finance or capital leases of media assets, vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases the Borrower and its Principal Subsidiaries does not exceed US$10,000,000 (or its equivalent in other currencies) at any time;

(f)	that is existing or to arise under banking facilities extended to the Borrower and/or any of its Principal Subsidiaries as at the date of this Agreement as disclosed in writing to the Agent on or before the date of this Agreement;

(g)	which is a loan or other financial assistance provided from time to time by any minority shareholder of the Borrower or its Principal Subsidiaries, the aggregate of such loans or financial assistance not exceeding US$15,000,000 (or its equivalent in other currencies); and

(h)	not permitted by the preceding paragraphs and the outstanding amount of which does not exceed US$30,000,000 (or its equivalent) in aggregate for the Borrower and its Principal Subsidiaries at any time.
“Permitted Security” means:
(a)	any Security given to secure any Permitted Financial Indebtedness as permitted under paragraph (f) of the definition of Permitted Financial Indebtedness;

(b)	any netting or set-off arrangement entered into by the Borrower or any of its Principal Subsidiaries in the ordinary course of its banking, financial, operational or trading arrangements for the purpose of netting debit and credit balances;

(c)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(d)	any Security over or affecting any asset acquired by the Borrower or any of its Principal Subsidiaries after the date of this Agreement if:
(i)	the Security was not created in contemplation of the acquisition of that asset by the Borrower or relevant Principal Subsidiary; and

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Borrower or relevant Principal Subsidiary;
(e)	any Security over or affecting any asset of any person which becomes a Principal Subsidiary after the date of this Agreement, where the Security is created prior to the date on which that person becomes a Principal Subsidiary, if:
(i)	the Security was not created in contemplation of the acquisition of that person; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that person;
(f)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Borrower or any Principal Subsidiary other than any permitted under paragraphs (a) to (e) above) does not exceed US$30,000,000 (or its equivalent in another currency or currencies) provided that the Borrower shall give to the Agent not less than 5 Business Days’ prior written notice before such Security is created, setting out:

(i)	the purpose of such Security to be created and the principal amount of such indebtedness to be secured;

(ii)	the details and values of the assets involved; and

(iii)	the total cumulative amount of assets of the Borrower and its Principal Subsidiaries which are subject to Security; and
(g)	a bank deposit pledged of up to a total amount RMB14,000,000 for securing a credit facility extended to an associated company of the Group as existing at the date of this Agreement.
“Principal Subsidiary” means, at any time, a Subsidiary of the Borrower as to which one or more of the following conditions are satisfied at that time:
(a)	(i) its net profits or (in the case of a Subsidiary of the Borrower which has Subsidiaries) consolidated net profits attributable to the Borrower (before taxation and extraordinary items) are at least 5% of the consolidated net profits (before taxation and extraordinary items but after deducting minority interests in Subsidiaries) of the Group; or
(ii)	its net assets or (in the case of a Subsidiary of the Borrower which has Subsidiaries) consolidated net assets attributable to the Borrower represent 5% or more of the consolidated net assets (after deducting minority interests in Subsidiaries) of the Group, all as calculated by reference to the then latest audited accounts (consolidated or, as the case may be, unconsolidated) of such Subsidiary of the Borrower and the then latest consolidated audited accounts of the Group; provided that:
(1)	in the case of a Subsidiary of the Borrower acquired after the end of the financial period to which the then latest relevant audited accounts relate, the reference to the then latest audited accounts for the purposes of the calculation above shall, until audited accounts for the financial period in which the acquisition is made are published, be deemed to be a reference to such accounts adjusted to consolidate the latest audited accounts of such Subsidiary in such accounts;

(2)	if, in the case of any Subsidiary of the Borrower which itself has Subsidiaries, no consolidated accounts are prepared and audited, its consolidated net assets and consolidated net profits shall be determined on the basis of pro forma consolidated accounts of the relevant Subsidiary and its Subsidiaries prepared for this purpose and opined on by its auditors; and

(3)	if the accounts of any Subsidiary of the Borrower (not being a Subsidiary referred to in (1) above) are not consolidated with those of the Borrower, then the determination of whether or not such Subsidiary is a Principal Subsidiary shall, if either the Borrower or the Lender requires, be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with the consolidated accounts of the Group; or
(b)	a Subsidiary to which is transferred the whole or substantially the whole of the assets and undertaking of a Subsidiary of the Borrower which immediately prior to such transfer was a Principal Subsidiary; provided that the Subsidiary which so transfers its assets and undertaking shall forthwith upon such transfer cease to be a Principal Subsidiary and the Subsidiary of the Borrower to which the assets and undertaking are so transferred shall cease to be a Principal Subsidiary at the date on which the first published audited accounts of the Group prepared as of a date later than such transfer are issued unless such Subsidiary would continue to be a Principal Subsidiary on the basis of such accounts by virtue of the provisions of paragraph (a) above.
An opinion by the auditors of the Borrower on a calculation to show whether or not a Subsidiary is a Principal Subsidiary shall be conclusive and binding on all Parties.
“Privatisation” means the cancellation of 100% of the “Scheme Shares” (as described in the joint announcement of the Borrower and TOMO dated 9 March 2007 relating to the Scheme) pursuant to the Scheme, the cancellation of 100% of outstanding share options issued by TOMO, and the option proposal related to the Scheme.
“Quasi-Security” has the meaning given to that term in Clause 20.3 (Negative pledge).
“Quotation Day” means, in relation to any currency for any period for which an interest rate is to be determined, the day as determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means, subject to Clause 24.15 (Reference Banks), in relation to LIBOR, the principal London offices of DBS Bank Ltd. and HSBC Bank plc and, in relation to HIBOR, the principal offices in Hong Kong of DBS Bank Ltd. and The Hongkong and Shanghai Banking Corporation Limited or such other banks as may be appointed by the Agent in consultation with the Borrower.
“Relevant Interbank Market” means in relation to US$, the London interbank market and, in relation to HK$, the Hong Kong interbank market.
“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to (Governing law and enforcement), 17.9 (Tax compliance), 17.10 (No Event of Default), 17.11 (No misleading information), 17.13 (Solvency), 17.14 (Pari passu ranking), 17.18 (Disclosure of material facts) and 17.26 (Shareholder Loans).
“Scheme” means the scheme of arrangement under the laws of the Cayman Islands to effect the Privatisation.

“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the LIBOR01 page of the Reuters screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first day of the relevant period. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

(b)	in relation to HIBOR, the rate for the relevant period displayed on Reuters screen page “HKABHIBOR”. If the agreed page is replaced or ceases to be available, the Agent may, after consultation with the Borrower and the Lenders, specify another page or service displaying the appropriate rate.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
“Shareholder Loans” has the meaning given to it in Clause 20.12 (Subordination of lending);
“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).
“Sponsors” means Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited and Cranwood Company Limited.
“Subsidiary” means in relation to any company or corporation, a company or corporation:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“TOMO” means TOM Online Inc.

“Total Commitments” means the aggregate of the Commitments being US$230,000,000 (or its HK$ equivalent) at the date of this Agreement.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in relation to a transfer, the later of :
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable by the Borrower to any of the Lenders but unpaid by the Borrower to such Lender under the Finance Documents.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(i)	a time of day is a reference to Hong Kong time.
(b)	A Section, a Clause or a Schedule is a reference to a section or a clause of or a schedule to this Agreement. Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with the Finance Documents has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.
1.3	Currency Symbols and Definitions
“HK$” and “Hong Kong Dollars” denote the lawful currency of Hong Kong.
“US$” and “US Dollars” denote the lawful currency of the United States of America.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dual currency term loan facility in an aggregate amount equal to the Total Commitments. All Commitments will be reduced to zero at the end of the Availability Period.

2.2	Drawings

The Facility will be available to the Borrower for multiple drawings during the Availability Period.

2.3	Finance Parties’ rights and obligations
(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with this the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it in the Base Currency, the Optional Currency or any combination of them under the Facility to finance up to US$230,000,000 (or its HK$ equivalent) payment for the shares in TOMO or the outstanding share options of TOMO under the Privatisation and the related costs incurred.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	DOCUMENTS TO BE DELIVERED BEFORE FIRST UTILISATION

4.1	Documents to be delivered

On or before the Borrower delivers the first Utilisation Request to the Agent, the Borrower shall deliver or procure the delivery to the Agent all of the documents and other evidence listed in of Schedule 2 (Documents to be delivered). The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time, provided that no more than 15 Utilisation Requests may be delivered during the Availability Period.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, a minimum of US$2,000,000 and in integral multiples of US$100,000 thereafter or if less, the Available Facility; or

(ii)	if the currency selected is Hong Kong Dollars, a minimum of HK$5,000,000 and in integral multiples of HK$500,000 thereafter or if less, the Available Facility.
5.4	Lenders’ participation
(a)	If the requirements set out in 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay each outstanding Loan on the Final Maturity Date, together with all amounts of outstanding interest thereon.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower of the event (promptly following the Agent’s receipt of the notification from the relevant Lender mentioned in paragraph (a) above), the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Mandatory Cancellation

The Available Facility shall be cancelled and reduced to zero in the event that the Scheme lapses or is withdrawn (including if there is an announcement by or on behalf of the Borrower or a member of the Group that it is withdrawn) or if the Scheme is not approved by the members entitled to vote on the Scheme or is rejected or not sanctioned by the relevant courts.

7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$3,000,000 (or its HK$ equivalent) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 14 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the

Base Currency Amount of the Loan by a minimum amount of US$3,000,000 (or its HK$ equivalent) and an integral multiples of US$500,000 (or its HK$ equivalent) thereafter).

(b)	Any prepayment under this Clause 7.4 (Voluntary prepayment of Loans) shall be applied rateably among the participations of all Lenders.
7.5	Right of prepayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, following any circumstance giving rise to the requirement or indemnification referred to in paragraphs (i) or (ii) above, give the Agent notice of cancellation of part or the whole of the Commitment of that Lender and its intention to procure the prepayment of any part or the whole of that Lender’s participation in the Loans. Such right of cancellation or prepayment (and to take steps in relation thereto) will cease once the events giving rise to such requirement or indemnification cease.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced by the amount specified in that notice.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the relevant Loan.
7.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and any Break Costs, but otherwise without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7.6 (Restrictions) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
7.7	Mandatory Prepayment — Disposals or Insurance

The Borrower shall prepay its outstanding Loans in an amount equal to any Disposal Proceeds and all Insurance Proceeds received by it promptly on receipt by (or payment to the order of) the Borrower of such Disposal Proceeds or Insurance Proceeds. Any Disposal Proceeds or Insurance Proceeds received during the Availability Period in excess of the aggregate Loans outstanding shall be applied to cancel the Available Facility in an amount equal to such excess. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

For these purposes:

“Disposal” means a sale, lease, transfer, or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the consideration receivable by the Borrower or any of its Principal Subsidiaries (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable expenses which are incurred by the Borrower or Principal Subsidiary (as the case may be) with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
“Excluded Disposal Proceeds” means:
(i)	the proceeds of any Disposal which is of assets made in the ordinary course of trading of the disposing entity and on arms length terms;

(ii)	the proceeds of any Disposal which are applied or are intended by a member of the Borrower or Principal Subsidiary (as the case may be) to be applied in the purchase of assets to be used in the business of the Group within 6 months of receipt of such proceeds;

(iii)	the proceeds of any Disposal taking place on or after the date of this Agreement but committed as at or before the date of this Agreement as disclosed in writing to the Agent on or before the date of this Agreement; and

(iv)	any other Disposal Proceeds received after the date of this Agreement which do not exceed in aggregate US$30,000,000 (or its equivalent).

“Excluded Insurance Proceeds” means:
(a)	any proceeds of an insurance claim which the Borrower notifies the Agent are, or are to be, applied:
(i)	to meet a third party claim;

(ii)	to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made, in each case as soon as possible (but in any event within 6 months, or such longer period as the Majority Lenders may agree) after receipt; or
(b)	any other Insurance Proceeds received after the date of this Agreement which do not exceed in aggregate US$3,000,000 (or its equivalent).
“Insurance Proceeds” means the proceeds of any insurance claim received by the Borrower or any of its Principal Subsidiary except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by such company to persons who are not members of the Group.
7.8	Mandatory Prepayment — Scheme

The Borrower shall promptly (and in any event within 30 days following the relevant event having occurred) prepay its outstanding Loans in the event that the Scheme lapses or is withdrawn (including if there is an announcement by or on behalf of the Borrower or a member of the Group that it is withdrawn) or if the Scheme is not approved by the members entitled to vote on the Scheme or is rejected or not sanctioned by the relevant courts.

7.9	Excluded proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in paragraph (ii) of the definition of Excluded Disposal Proceeds or paragraph (a) (i) or (ii) of the definition of Excluded Insurance Proceeds), the Borrower shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

SECTION 5
COSTS OF UTILISATION
8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR or, in relation to any Loan in Hong Kong Dollars, HIBOR.
8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest
(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 4 per cent per annum higher than the rate which would have been payable as if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 on the Unpaid Sum owing by the Borrower shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 4 per cent. per annum higher than the rate which would have applied as if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan (in the case of the first Interest Period for the Loan) or in a Selection Notice (in the case of any subsequent Interest Period for that Loan).

(b)	Each Selection Notice in respect of an Interest Period for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be the same as the previously selected Interest Period.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2 or 3 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders) PROVIDED THAT if the last Interest Period is less than a Month and may run beyond the Final Maturity Date, the Borrower may select an Interest Period which will end on the Final Maturity Date.

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if a Loan has already been made) on the date immediately following the last day of the preceding Interest Period of such Loan.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR or, if applicable, HIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or HIBOR shall be determined on the basis of the quotations of the remaining Reference Bank.
10.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period relating thereto, then the rate of interest on each Lender’s share of that Loan for the Interest Period relating thereto shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the higher of (x) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select and (y) in relation to Market Disruption Event under paragraph (b)(i), in relation to any Loan in US Dollars, LIBOR or, in relation to any Loan in Hong Kong Dollars, HIBOR.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon in the relevant place of determination on the Quotation Day for the relevant Loan and the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, HIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London or Hong Kong (as applicable) on the Quotation Day for the relevant Loan and the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 66 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, HIBOR, for the relevant Loan and Interest Period.
10.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.
10.4	Break Costs
(a)	The Borrower shall, within five Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day earlier than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.25 per cent. per annum on that Lender’s Available Commitment from time to time for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
11.2	Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent an agency fee in the amount and at the times agreed in the Fee Letter relating to the same.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
(a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Borrower is required to make a Tax Deduction, in which case the sum payable by such Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower.

(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within 10 Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:
(i)	any Tax imposed on and calculated by reference to the net profit or net income actually received or receivable by such Finance Party by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net profit or net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party by the jurisdiction in which its Facility Office is located.
(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.
12.4	Tax credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.
12.5	Stamp taxes

The Borrower shall (a) pay and, (b) within 10 Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of the Finance Documents.

12.6	Indirect tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any

Party in connection with the Finance Documents, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document Agreement requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.
13.	INCREASED COSTS

13.1	Increased costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).
14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within ten Business Days of demand by the Agent, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

The Borrower shall, within five Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by the Borrower being or being alleged to be misleading in any material respect and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing Among The Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall within 10 Business Days of demand by the Agent pay the Agent and the Arrangers the amount of all costs and expenses (including out-of-pocket expenses, legal fees and other professional fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement, and the Borrower shall be liable for its own costs and expenses relating to the same.
16.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within 10 Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within 10 Business Days of demand by the Agent, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 Finance Party on the date of this Agreement.

17.1	Status
17.1.1	The Borrower is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

17.1.2	The Borrower has the power to own its assets and carry on its business as it is being conducted;
17.2	Binding obligations

The obligations expressed to be assumed by it in the Finance Documents are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (documents to be delivered before first Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the terms and conditions imposed on the Borrower by any Authorisation;

(c)	its constitutional documents; or

(d)	any agreement or instrument binding upon it or any of its assets, nor result in the existence of or oblige it to create any Security over any of its assets.
17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Document.

17.5	Validity and admissibility in evidence

All Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

(b)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	for it to carry on its business, and which are material,
have been obtained or effected and are in full force and effect.

17.6	Governing law and enforcement
(a)	The choice of Hong Kong law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Hong Kong in relation to a Finance Document will subject to the legal qualification specifically referred to in any legal opinion delivered pursuant to Clause 4 (documents to be delivered before first Utilisation) be recognised and enforced in Hong Kong and its jurisdiction of incorporation.
17.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under the Finance Documents.

17.8	No filing or stamp taxes

As at the date of this Agreement, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.9	Tax compliance

The Borrower has complied in all material respects with all Tax laws and regulations applicable to it and its business.

17.10	No Event of Default
(a)	No Event of Default or event that may become (with the passage of time, the giving of notice, the making of any determination or any combination thereof) an Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Principal Subsidiaries or to which its (or any of its Principal Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.
17.11	No misleading information
(a)	All information (excluding financial projections and/or forecast, which are subject to Clause 17.11(b) only, provided by or on behalf of the Borrower in relation to the Finance Documents was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of the Borrower have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information provided by or on behalf of the Borrower being untrue or misleading in any material respect.
17.12	Financial statements
(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b)	Its Original Financial Statements are consolidated and give a true and fair view and represent its consolidated financial condition and operations during the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

(c)	There has been no material adverse change in the Borrower’s business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2006 (other than as already disclosed in an annual or interim report of the Group or public announcement) provided that neither this Loan nor the Privatisation shall be regarded as a material adverse change.
17.13	Solvency

None of the events or circumstances referred to in any of Clause 21.8 (Insolvency), 21.9 (Insolvency proceedings) and/or 21.10 (Creditors’ process) has occurred.

17.14	Pari passu ranking

Its payment obligations under the Finance Documents will constitute direct, unconditional, unsecured obligations of the Borrower and rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.15	No proceedings pending or threatened

Save as disclosed to the Agent on or before the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.16	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

17.17	No immunity

None of the Borrower or any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

17.18	Disclosure of material facts

The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which would reasonably, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facility of the nature contemplated by this Agreement available to the Borrower.

17.19	Taxation
(a)	Each of the Borrower and its Principal Subsidiaries has duly and punctually paid and discharged all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties within any applicable grace period (save in each case to the extent that (A) payment is being contested in good faith, (B) it has maintained adequate reserves for those Taxes and (C) payment can be lawfully withheld).

(b)	None of the Borrower or any of its Principal Subsidiaries is materially overdue in the filing of any Tax returns.
17.20	Financial Indebtedness
(a)	None of the Borrower or any of its Principal Subsidiaries has any Financial Indebtedness outstanding except for any Permitted Financial Indebtedness.

(b)	No Security or Quasi-Security exists over all or any of the present or future assets of the Borrower or any of its Principal Subsidiaries except for any Permitted Security.
17.21	Intellectual Property

Each of the Borrower and its Principal Subsidiaries:
(a)	is the sole legal and beneficial owner of, or has a valid licence of, any and all Intellectual Property which is material in the context of its business and/or which is required by it in order to carry on its business as it is being conducted from time to time;

(b)	has taken all actions (including without limitation payment of fees) reasonably required to maintain any material Intellectual Property owned by it.

(c)	it is not aware of any adverse circumstances relating to the validity, subsistence or use of any Intellectual Property owned by Borrower or any of its Principal Subsidiaries which would, or could reasonably be expected to, have a Material Adverse Effect.
17.22	Good title to assets

Each of the Borrower and its Principal Subsidiaries has valid title to, or valid leases or licences of, or is otherwise entitled to use, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, except where lack of such title, leases or licences or, as the case may be, such Authorisations would not, and could not reasonably be expected to, have a Material Adverse Effect.

17.23	Labour disputes

Neither the Borrower nor any of its Principal Subsidiaries are involved in or affected by any labour dispute, strike, lock-out, union action or similar event or circumstance which could reasonably be expected to have a Material Adverse Effect.

17.24	Environmental compliance

The Borrower and each of its Principal Subsidiaries has performed and complied in all material respects with all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any of its real property where failure to do so might reasonably be expected to result in a Material Adverse Effect, and no action has been taken by the Borrower or any of its Principal Subsidiaries which would cause non-compliance with any of the foregoing. To the best of the Borrower’s knowledge, no materials generally known to be hazardous to health or safety have been used in connection with any of its or its Subsidiary’s real property.

17.25	Scheme circular

The Scheme circular contains all the material terms of the Scheme.

17.26	Shareholder Loans

Any outstanding Shareholder Loans are effectively subordinated in accordance with the provisions of Clause 20.12 (Subordination of lending).

17.27	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent a copy for each of all the Lenders:
(a)	as soon as the same become available, but in any event within 150 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its consolidated unaudited financial statements for such half year.
18.2	Compliance Certificate
(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 18.1(a) or 18.1(b), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) and stating that no Event of Default is outstanding as at the date as at which those financial statements were drawn up.

(b)	The Compliance Certificate delivered pursuant to Clause 18.2(a) above shall be signed by (i) two of the Borrower’s directors or (ii) two of the Borrower’s senior officers, one of whom shall be the chief finance officer or finance director of the Borrower.
18.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its consolidated financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP and gives a true and fair view of the consolidated financial condition of the Group as a whole.
18.4	Information: miscellaneous

The Borrower shall supply to the Agent (a set of the following documents for each of the Finance Parties, if the Agent so reasonably requests):
(a)	all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any of its Principal Subsidiaries, and which would reasonably be expected, if adversely determined, to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower and any Principal Subsidiary as any Finance Party (through the Agent) may reasonably request;

(d)	promptly, in respect of any of the Finance Documents, notice of any change in authorised signatories of the Borrower signed by a director or company secretary of such member accompanied by specimen signatures of any new authorised signatories;

(e)	promptly, any notice being received from any competent authority amending, terminating or suspending or threatening to amend, terminate or suspend any Authorisation where such action (or implementing the result thereof) constitutes a Material Adverse Effect; and

(f)	promptly, upon becoming aware of them, details of any circumstances which may lead to:
(i)	any Authorisation not being obtained or effected or not remaining in full force and effect (other than in accordance with its terms); or

(ii)	any Authorisation not being obtained, renewed or effected when required, where failure to obtain and/or maintain the same constitutes a Material Adverse Effect.

18.5	Notification of default
(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a reasonable request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.	FINANCIAL COVENANTS

19.1	Financial covenants

The Borrower shall ensure that:
(a)	the ratio of Consolidated Total Net Debt at any time to Consolidated EBITDA for the relevant period ending on or around 30 June 2007 shall not exceed 7.5:1 and for each relevant period referred to in Clause 19.2 thereafter shall not at any time exceed 6:1; and

(b)	the ratio of Consolidated Total Net Debt to Consolidated Shareholders’ Equity shall not at the time referred to in Clause 19.2 exceed 2:1.
19.2	Testing

The ratios referred to in Clause 19.1 above shall be tested semi annually on a historical 12 month rolling basis, by reference to the annual audited consolidated financial statements of the Borrower and half yearly the unaudited consolidated financial statements of the Borrower (as applicable).

19.3	Definitions

For the purposes of this Clause:
(a)	“Borrowings” means Financial Indebtedness, less any amounts comprising paragraph (g) of the definition thereof;

(b)	“Consolidated Total Net Debt” means, at any time, the aggregate amount of all Borrowings of the Group but:
(i)	excluding any such Borrowings to any other member of the Group;

(ii)	including, in the case of finance leases, only the capitalised value therefore;

(iii)	deducting the aggregate amount of freely available cash and cash equivalents held by any member of the Group at such time (not including any cash or cash equivalents which form any collateral or security for any secured Borrowings); and

(iv)	excluding any Borrowings fully secured by investment in bonds and/or cash or cash equivalents, and so that no amount shall be included or excluded more than once;

(c)	“Consolidated EBITDA” means, in relation to any Relevant Period, the total consolidated profit before taxation of the Group for such period before taking into account (i) minority interests; (ii) Net Interest Expense, and (iii) depreciation and amortization, including goodwill and intangible assets amortization but excluding non-cash items and any share of profit or loss of any associated and joint-controlled entities of the Group, except for dividends received in cash;

(d)	“Consolidated Shareholders’ Equity” means the shareholders’ funds of the Group as shown in the interim unaudited consolidated financial statements or the annual audited consolidated financial statements of the Borrower;

(e)	“Net Interest Expense” means, for any Relevant Period, the aggregate of interest expenses (including all expenses which would have the same economic effect as interest expenses or which would otherwise be treated as interest expenses under GAAP) and other financing charges including the interest component of lease or hire purchase payments less interest income for such Relevant Period;

(f)	“Relevant Date” means the last day of each fiscal half-year of the Borrower; and

(g)	“Relevant Period” means the 12 calendar month period ending on the Relevant Date.
20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request by the Agent (on behalf of any of the Finance Parties) if it has a reasonable suspicion that the Borrower is not in compliance with its obligations pursuant to paragraph (a) above and the rest of this Clause (except this paragraph (b)), supply certified copies (if available) to the Agent, unless the Borrower considers in good faith that such request by the Agent was unreasonable and it has supplied its written reasons for not meeting such request to the Agent;
any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents and to ensure that it has the power and all Authorisations as may be required to own its assets and carry on its business from time to time being conducted.

20.2	Compliance with laws

The Borrower shall, and shall ensure that each of its Principal Subsidiaries shall, comply in all respects with all laws to which it may be subject.

20.3	Negative pledge

Without the prior written consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld or delayed):
(a)	the Borrower will not (and the Borrower shall ensure that all of its Priincipal Subsidiaries will not) create or permit to subsist any Security over any of its assets except for any Permitted Security.

(b)	the Borrower will not (and the Borrower shall ensure that all of its Principal Subsidiaries will not);
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement other than a title retention arrangement made in its ordinary and usual course of business;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (any such arrangement or transaction being a “Quasi-Security”), except for any Permitted Security.
20.4	Disposals
(a)	The Borrower shall not, without the consent of Agent (on behalf of the Majority Lenders (such consent not to be unreasonably withheld or delayed) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 20.4(a) above does not apply to any sale, lease, transfer or other disposal if such sale, lease, transfer or other disposal:
(a)	has been agreed to by the Borrower on or before the date of this Agreement, as disclosed to the Agent in writing on or before the date of this Agreement;

(b)	is made in the ordinary course of trading of the disposing entity, including where the disposed assets are obsolete or redundant; or

(c)	triggers a mandatory prepayment pursuant to Clause 7.7 (Mandatory Prepayment); or

(d)	does not give rise to a Material Adverse Effect.
20.5	Merger

Without the prior written consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld or delayed) neither the Borrower nor any Principal Subsidiary shall enter into any amalgamation, demerger, consolidation, scheme of arrangement, merger or corporate reconstruction (except for the Scheme) except for an internal restructuring within the Group (not involving any entity outside the Group).

20.6	Change in shareholding

In the event that the aggregate shareholding of Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, directly or indirectly, in the Borrower is reduced to less than 30% of all of the ordinary shares of the Borrower, the Borrower will notify the Agent and the Lenders, and the Lenders and the Borrower will mutually negotiate in good faith in relation to possible amendments of the terms of the Finance Documents.

20.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or its Principal Subsidiaries from that carried on at the date of this Agreement, save where such change would not have a Material Adverse Effect on the Borrower and its Principal Subsidiaries taken as a whole.

20.8	Maintenance of listing

The Borrower will maintain its listing on the Hong Kong Stock Exchange.

20.9	Records

The Borrower shall, and shall procure that each of member of the Group will:
(a)	maintain books and records (with respect to itself and its business) in good order and in accordance with GAAP applicable to it (and, in the case of books, records, licences and authorisations relating to the Subsidiaries, in accordance with GAAP applicable to such Subsidiaries);

(b)	ensure that the representatives, agents and/or advisers of the Lender shall be allowed to have access to the assets, books, records, licences, authorisations and premises of the Borrower or, as the case may be, such Subsidiary and to inspect the same during normal business hours (at the expense of the Borrower or relevant Subsidiary, as the case may be):
(i)	upon prior request by the Agent (on behalf of the relevant Lender) in the case of any suspected Default; and/or

(ii)	otherwise upon reasonable prior request by the Agent (on behalf of the relevant Lender); and

(iii)	ensure that its officers shall, upon reasonable prior request by the Agent (on behalf of the relevant Lender), be available to discuss in good faith its affairs with the relevant Lender and its respective representatives, agents and/or advisers.
20.10	No change in auditors

The Borrower shall not change its auditors without the prior written consent of the Agent, except where any new auditor is one of Deloitte & Touche, Ernst &Young, KPMG, PricewaterhouseCoopers or an equivalent or successor, or a joint venture business or entity of any of them.

20.11	Insurance

The Borrower shall, and shall procure that it and each Principal Subsidiary will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.12	Subordination of lending
20.12.1	The Borrower shall ensure that all debts owed by it or its Principal Subsidiaries to the Borrower’s shareholders or the Subsidiaries or Affiliates of the Borrower’s shareholders (but excluding any debts relating to management service fees of up to an aggregate HK$40,000,000 at any one time, the reimbursement of expenses and costs incurred within the usual or ordinary course of business charged by the Borrower’s shareholders or the Subsidiaries or Affiliates of the Borrower’s shareholders (as the case may be) on an arm’s length basis) from time to time, whether direct or indirect (“Shareholder Loans”), are legally and effectively subordinated to any debt created pursuant to the Finance Documents.

20.12.2	If any Shareholder Loans permitted under Clause 20.12.1 above come into existence, the Borrower shall promptly notify the Agent and provide the Agent with evidence that such Shareholder Loan(s) are effectively subordinated.
20.13	No amendments to constitutional documents

The Borrower shall not make material amendments to any of its constitutional documents, except where such amendment is for the purposes of the Scheme or the Privatisation.

20.14	Loans and Guarantees — Group
(a)	Without the prior written consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld or delayed) the Borrower shall not, and shall procure that none of its Principal Subsidiaries shall:
(i)	make any loan or provide any form of credit, financial accommodation or Security to, or be a creditor of any Financial Indebtedness owing by, any shareholder of the Borrower; or

(ii)	give or issue, or allow to be subsisting, any guarantee, indemnity or bond to or for the benefit of any person in respect of Financial Indebtedness of any shareholder of the Borrower; or

(iii)	voluntarily assume any liability (whether actual or contingent) of any shareholder of the Borrower, except where such action is in the ordinary course of business of the Borrower or its Principal Subsidiaries, as the case may be, or such action arises from the Finance Documents.
20.15	Loans and Guarantees — third parties
(a)	Save for the loans and guarantees of an aggregate amount of HK$2,091,000 made by the Borrower and the Principal Subsidiaries to third parties existing as at the date of this Agreement as disclosed in writing to the Agent on or before the date of this Agreement, without the prior written consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld or delayed), the Borrower shall not, and shall procure that none of its Principal Subsidiaries shall:
(i)	make any loan or provide any form of credit, financial accommodation or Security to, or be a creditor of any Financial Indebtedness owing by, any person who is not a member of the Group or a shareholder of the Group; or

(ii)	give or issue, or allow to be subsisting, any guarantee, indemnity or bond to or for the benefit of any person in respect of the Financial Indebtedness of a person other than a member of the Group or a shareholder of the Group; or

(iii)	voluntarily assume any liability (whether actual or contingent) of any person who is not a member of the Group or a shareholder of the Group, except where such action is in the ordinary course of business of the Borrower or Principal Subsidiary, as the case may be or such action supports the Borrower’s direct obligations.
20.16	No derivative contracts

Without the prior written consent of the Agent (on behalf of the Lenders) (such consent not to be unreasonably withheld or delayed), the Borrower shall not, and shall procure that its Principal Subsidiaries shall not enter into any derivative or swap transaction except to hedge itself in the ordinary course of its business, or in connection with its obligations under the Finance Documents.

20.17	Taxes

The Borrower shall, and shall ensure that each of its Principal Subsidiaries will:-
(a)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation; and

(b)	pay all Taxes shown to be due and payable on such returns or any assessments made against it, except to the extent these are contested in good faith and by appropriate means where such payment may be lawfully withheld and for which adequate reserves have been established by it taking into account the amount of Taxes payable.
20.18	Further assurance

The Borrower shall promptly take such steps as the Lender may reasonably deem necessary or appropriate to maintain and protect the interests of the Lender under the Finance Documents, including the execution of such additional documents as the Lender may require.

20.19	Scheme

Subject to the condition that it is not contrary to any requirements in the Codes on Takeovers and Mergers and Share Repurchases of Hong Kong and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as well as the requirements of the relevant regulatory authorities, the Borrower shall keep the Agent informed as to the progress of the Scheme.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 21 (other than 21.19 (Acceleration)) is an Event of Default.

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 2 Business Days of its due date.
21.2	Ownership of the Obligors

Any of TOMO, Home Media Group Limited or TOM Outdoor Media Group Limited ceases to be a Subsidiary of the Borrower.

21.3	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.4	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.5	Other obligations
(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

21.6	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.7	Cross default
(a)	Any Financial Indebtedness of the Borrower or any of its Principal Subsidiaries is not paid when due nor within any originally applicable grace period .

(b)	Any Financial Indebtedness of the Borrower or any of its Principal Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower or any of its Principal Subsidiaries is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of any the Borrower or any of its Principal Subsidiaries becomes lawfully entitled to declare any Financial Indebtedness of such company due and payable prior to its specified maturity as a result of an event of default (however described) except.

(e)	No Event of Default will occur under this Clause 21 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$30,000,000 (or its equivalent in any other currency or currencies)

(f)	No Event of Default will occur under this Clause 21 if such default is as a result of a non-payment to a trade supplier of the Borrower unless such non-payment results in the termination of such supply agreement or the temporary or permanent cessation of the delivery of such products by the supplier.
21.8	Insolvency

The Borrower or any Principal Subsidiary becomes insolvent and is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its indebtedness (or of any part of its indebtedness which it will or might otherwise be unable to pay when due) or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the indebtedness of the Borrower and its Principal Subsidiaries taken as a whole.

21.9	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Principal Subsidiary;

(b)	a composition, compromise or arrangement with any creditor of the Borrower or Principal Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of the Borrower or Principal Subsidiary which is not a party to this Agreement), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Borrower or Principal Subsidiary or any of its assets; or

(d)	enforcement of any Security over any assets of the Borrower or any Principal Subsidiary, or any analogous procedure or step is taken in any jurisdiction.
21.10	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or any of its Principal Subsidiaries having an aggregate value of at least US$30,000,000 (or its equivalent in any other currency or currencies).

21.11	Material adverse change

To the extent not covered by any other provision of this Clause 21, a material adverse change occurs in relation to the Borrower and its Principal Subsidiaries as a whole which has or, in the reasonable opinion of the Agent, is likely to have a Material Adverse Effect (provided that neither this Loan nor the Privatisation shall be regarded as a material adverse change).

21.12	Cessation of business

The Borrower ceases to carry on its business.

21.13	Failure to comply with final judgments

The Borrower, any of its Principal Subsidiaries or TOMO fails to comply with or pay any sum due from it under any final judgment or order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or if no period is specified within 7 days of such judgment being issued, except that in the case of a failure to pay, such failure shall not constitute an Event of Default under this Clause 21.13 if the aggregate amount failed to be paid by the Borrower, any of its Principal Subsidiaries and/or TOMO under any one or more such judgments or orders is less than (or the equivalent thereof in US$ is less than) US$30,000,000.

21.14	Governmental intervention

By or under the authority of any government or any authority, department, agency or instrumentality thereof:
(a)	the management of the Borrower or TOMO, Home Media Group Limited or TOM Outdoor Media Group Limited is wholly or partially displaced or the authority of the Borrower, TOMO, Home Media Group Limited or TOM Outdoor Media Group Limited in the conduct of its business is wholly or partially curtailed, and such displacement or curtailment has a Material Adverse Effect; or

(b)	all or a majority of the issued shares or registered capital of or equity interest in the Borrower, TOMO, Home Media Group Limited or TOM Outdoor Media Group Limited or the whole or any part (the book value of which is (i) 20 per cent. (in respect of the Borrower, TOMO and Home Media Group Limited, or (ii) 40 per cent. (in respect of TOM Outdoor Media Group Limited), or more of the book value of the whole) of the consolidated revenues or consolidated assets of the Borrower, TOMO, Home Media Group Limited or TOM Outdoor Media Group Limited (as the case may be) is seized, nationalised, expropriated or compulsorily acquired.
21.15	Loss or cancellation of to material contracts

Any contract (including, without limitation, any content, network lease, or transponder contract) that is material to the business of the Borrower or any of its Principal Subsidiaries (taken as a whole) or TOMO is terminated, rescinded, avoided, cancelled or not renewed (unless immediately replaced by a replacement contract that puts such company or TOMO into a position that is not worse than its position had such termination, rescission, avoidance, cancellation or non-renewal not occurred), or is modified in any manner that is in the opinion of the Majority Lenders materially adverse to the Borrower and its Principal Subsidiaries (taken as a whole) or TOMO or the business of the Borrower and its Principal Subsidiaries (taken as a whole) or TOMO.

21.16	Material litigation

Save as disclosed to the Agent in writing on or before the date of this Agreement, any investigation, litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been commenced, or are pending, against, the Borrower or any of its Principal Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

21.17	Audit qualification

The Auditors of the Group qualify any of the annual consolidated financial statements of the Group in any material respect.

21.18	Suspension or cessation of listing

Any of the shares of the Borrower cease to be listed on the Hong Kong Stock Exchange, or the trading of any of the shares of the Borrower on such exchange has been suspended for more than 30 trading days on which trading is carried on such exchange, save where such suspension of trading is as a direct result of the Privatisation.

21.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders,
PROVIDED THAT, without prejudice to any grace period granted pursuant to Clause 21.1 (Non-payment) to Clause 21.18 (Suspension or cessation of listing) (inclusive), such notice may not be given by the Agent to the Borrower until the earlier of:
(i)	the day after the date on which the cheques for the payment for the cancellation of the shares in TOMO and the outstanding share options of TOMO under the Privatisation are posted or delivered by or on behalf of the Borrower in accordance with the terms of the Scheme; and

(ii)	the date on which the Scheme lapses or is withdrawn.
Upon the earlier of such dates, all rights, remedies and entitlements under this Clause 21.19 shall be available to the Agent (on behalf of the Lenders) notwithstanding that no notice had been served in respect of the relevant breach until such date.

SECTION 8
CHANGES TO PARTIES
22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that the New Lender must be an authorised institution as defined in the Banking Ordinance (Chapter 155 Laws of Hong Kong.
22.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for a transfer by a Lender of any of its rights or obligations under the Finance Documents (including) in respect of its Available Commitment (whether in whole or in part) unless such assignment or transfer is:
(i)	to an Affiliate of the relevant Lender; or

(ii)	made at any time after an Event of Default has occurred.
The consent of the Borrower to an assignment or a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 7 Business Days after the relevant Lender has requested it unless consent is expressly refused by the Borrower within that period.
(b)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,500.

22.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender in connection with the Finance Documents; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in the Finance Documents obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of the Finance Documents and delivered in accordance with the terms of the Finance Documents, execute that Transfer Certificate.

(b)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
22.6	Disclosure of information

Any Lender may disclose to:
(a)	any of its Affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Party; and

(d)	any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Borrower; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower, or its Principal Subsidiaries and the Finance Documents as that Lender shall consider appropriate.
23.	CHANGES TO THE BORROWER

The Borrower may not transfer, assign or novate its rights or obligations under any of the Finance Documents.

SECTION 9
THE FINANCE PARTIES
24.	ROLE OF THE AGENT AND THE ARRANGERS

24.1	Appointment of the Agent
(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
24.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger) under any Finance Document it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided for in the Finance Documents to which it is a party.
24.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with the Finance Documents.

24.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
24.5	Business with the Group

The Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(f)	Notwithstanding any other provision of the Finance Documents to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.
24.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to the Finance Documents.
24.8	Responsibility for documentation

Neither the Agent nor any Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, Borrower or any other person given in or in connection with the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Finance Documents.
24.9	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it or omitting to take action under or in connection with the Finance Documents, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to the Finance Documents and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
24.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent acting through an office in Hong Kong.

(d)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
24.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
24.13	Relationship with the Lenders

Subject to Clause 27.2 (Distributions by the Agent) the Agent may treat each Lender as a Lender, entitled to payments under the Finance Documents and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of the Finance Documents.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with the Finance Documents, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the Finance Documents including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with the Finance Documents, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with the Finance Documents, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents.
24.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank.

24.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics) without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
26.5	Exceptions
(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION
27.	PAYMENT MECHANICS

27.1	Payments to the Agent
(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
27.2	Distributions by the Agent
(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to Borrower) and Clause 27.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with the Finance Documents (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in Hong Kong, New York or the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date Provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 22 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.
27.3	Distributions to Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
27.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of that Borrower under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
27.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from Borrower under the Finance Documents.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
27.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
28.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication (including any notification, demand, request, notice, consent or approval) to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower:
48th Floor
The Center
99 Queen’s Road Central
Central
Hong Kong

Fax:      (852) 2189 7446
Attn:     Company Secretary
(b)	in the case of each Lender or any other Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:
16th Floor, Man Yee Building
68 Des Voeux Road Central
Central
Hong Kong

Fax:     (852) 2877 6703
Attn:     Ms. Karman Lee,
or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
29.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.
29.4	English language
(a)	Any notice given under or in connection with the Finance Documents must be in English.

(b)	All other documents provided under or in connection with the Finance Documents must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days in the case of a US Dollar denominated Loan, or in the case of a Hong Kong denominated Loan, 365 days or otherwise, depending on what the Agent determines to be the market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents
(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
33.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders) or this Clause 33, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent or an Arranger may not be effected without the consent of the Agent or the relevant Arranger(s).
34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND ENFORCEMENT
35.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

36.	ENFORCEMENT

36.1	Jurisdiction of Hong Kong courts
(a)	The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
No party shall be prevented from taking proceedings relating to a Dispute in any jurisdiction other than Hong Kong. The same Party may not commence proceedings in more than one jurisdiction at the same time with respect to the same Dispute.
36.2	Service of process

The Borrower agrees that its place of business at 48th Floor, The Center, 99 Queen’s Road, Central, Hong Kong may be used for service of process in respect of any proceedings relating to the Finance Documents before the courts of Hong Kong. If for any reason such address becomes unsuitable for such purpose (including if such address ceases to become a place of business of the Borrower), then the Borrower must immediately (and in any event within 5 Business Days of such event taking place) notify the Agent of another of its places of business within Hong Kong that is suitable for service of process for this purpose. Failing this, the Agent may appoint a process agent for acceptance of service within Hong Kong.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original Lender	Commitment
DBS Bank Ltd., Hong Kong branch	US$	115,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	115,000,000

SCHEDULE 2
Documents To Be Delivered
1.	BORROWER

1.1	A certified copy of the constitutional documents of the Borrower.

1.2	A certified extract of a resolution of the board of directors of the Borrower:
1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

1.2.2	authorising a specified person or persons to execute the Finance Documents on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.
1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2.2 above.

1.4	A certificate of incumbency relating to the Borrower.

1.5	A certificate of good standing relating to the Borrower.

1.6	A certificate from a director of the Borrower confirming that borrowing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.7	A certificate from an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	LEGAL OPINIONS

2.1	A legal opinion in relation to Hong Kong law from legal advisers to the Arrangers and the Agent.

2.2	A legal opinion in relation to Cayman Islands law from legal advisers to the Arrangers and the Agent.

3.	OTHER DOCUMENTS AND EVIDENCE

3.1	The execution and delivery by all parties thereto of this Agreement and the delivery of the Letters of Comfort by the Sponsors to the Original Lenders.

3.2	A copy of the Scheme circular.

3.3	A copy of the press announcement of the effective date of the Scheme and the withdrawal of the listing of the shares of TOMO.

3.4	Certified copies (either by an authorised signatory of, or legal advisors to the Borrower) of:
3.4.1	the court order of the Grand Court of the Cayman Islands sanctioning the Scheme; and

3.4.2	evidence that the court order referred to in paragraph 3.4.1 above has been stamped and filed with the Registrar of Companies of the Cayman Islands.
3.5	Certified copies of the Borrowers audited annual consolidated financial statements for the years 2005 and 2006.

SCHEDULE 3
Requests
Part I
Utilisation Request
From: [Borrower]
To: [Agent]
Dated:
Dear Sirs
TOM Group Limited Facility Agreement
dated [•] April 2007 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
	Currency of Loan:	[ ]
	Amount:	[ ] or, if less, the Available Facility
	First Interest Period:	[ ]

4.	We confirm no Event of Default has occurred and is continuing, or would result from a utilisation of the Facility.

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
[name of Borrower]

Part II
Selection Notice
From: [Borrower]
To: [Agent]
Dated:
Dear Sirs
TOM Group Limited Facility Agreement
dated [•] 2007 (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ]*.

3.	We request that the next Interest Period for the above Loan[s] is [ ]].

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[name of Borrower]

*	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.

SCHEDULE 4
Form of Transfer Certificate
To: [          ] as Agent
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
TOM Group Limited Facility Agreement
dated [•] April 2007 (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Hong Kong law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

Transfer Details:

Nature: [insert description of facility(ies) transferred]
Final Maturity:		[ ]
Participation Transferred
Commitment Transferred
Drawn Amount:	[ ]
Undrawn Amount:		[ ]

Administration Details:

New Lender’s Receiving Account:		[ ]
[Process Agent:][1]		[ ]
Address:		[ ]
Telephone:		[ ]
Facsimile:		[ ]
Attn/Ref:		[ ]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [     ].
[Agent]
By:

[1]	Required where new lender does not have place of business in Hong Kong to accept service

SCHEDULE 5
Form of Compliance Certificate
To: [     ] as Agent
From: [Borrower]
Dated:
Dear Sirs
TOM Group Limited Facility Agreement
dated [•] April 2007 (the “Facility Agreement”)
1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:
(a)	Consolidated Total Net Debt is [•];

(b)	Consolidated EBITDA is [•]; therefore the ratio of Consolidated Total Net Debt to Consolidated EBITDA is [•] to 1;

(c)	Consolidated Net Worth is [•]; therefore the ratio of Consolidated Total Net Debt to Consolidated Shareholder Equity is [•] to 1.
3.	We set out below calculations establishing the figures in paragraph 2 above.

4.	We confirm that no Event of Default is outstanding as at [relevant testing date].

Signed:
	[•]*	[•]
	of	of
	[Borrower]	[Borrower]

for and on behalf of

*	See Clause 18.22 for signatory requirements.

SCHEDULE 6
timetables

	Loans in US$	Loans in HK$
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 9.1 (Selection of Interest Periods)	before 10.00 am Hong Kong time 2 Business Days before proposed Utilisation (or such shorter period as the Lenders may agree)	before 10.00 am Hong Kong time 2 Business Days before proposed Utilisation (or such shorter period as the Lenders may agree)

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)
	not later than 2.00 pm Hong Kong time 2 Business Days before proposed Utilisation (or such shorter period as the Lenders may agree)	not later than 2.00 pm Hong Kong time 2 Business Days before proposed Utilisation (or such shorter period as the Lenders may agree)

LIBOR or HIBOR is fixed	Quotation Day as of 11:00 am London time	Quotation Day as of 11:00 am Hong Kong time

SIGNATURE PAGES
The Borrower
TOM GROUP LIMITED
By: /s/ Tong Mei Kuen, Tommei
Name: Tong Mei Kuen, Tommei
Title: Chief Executive Officer & Executive Director

The Agent
DBS BANK LTD., HONG KONG BRANCH
By: /s/ Louisa Chau
Name: Louisa Chau
Title: Senior Vice President
The Arrangers
DBS BANK LTD.
By: /s/ Diana Szeto
Name: Diana Szeto
Title: Senior Vice President
THE HONGKONG AND SHANGHAI
BANKING CORPORATION LIMITED
By: /s/ Daisuke Kitamura
Name: Daisuke Kitamura
Title: Director, Conglomerates and Public Sector Entities

The Lenders
DBS BANK LTD., HONG KONG BRANCH
By: /s/ Louisa Chau
Name: Louisa Chau
Title: Senior Vice President
THE HONGKONG AND SHANGHAI
BANKING CORPORATION LIMITED
By: /s/ Daisuke Kitamura
Name: Daisuke Kitamura
Title: Director, Conglomerates and Public Sector Entities